Exhibit 10.10

December 21, 2011

Jim Stewart

1428 Livingston Avenue

Pacifica, California 94044

Re:	Transition Agreement

Dear Jim:

This letter (the “Agreement”) confirms our mutual agreement concerning your transition from employment with Restoration Hardware, Inc. (the “Company”).

Transition Period: We have agreed that your employment with the Company will terminate on January 27, 2012 (the “Separation Date”). You will be compensated at your current monthly base salary of $35,416.67 for work performed in December 2011 and January 2012. You have been approved for a one week (5 business days) vacation in January, for which you will apply accrued but unused vacation time. If you do not have sufficient accrued vacation time, the remainder of your vacation time would be unpaid.

Separation Date: On the Separation Date, you will be paid your final paycheck, including any unpaid salary amounts and any accrued, but unused, vacation time. You will be eligible to continue your medical insurance coverage under COBRA, and will receive information from our plan administrator describing this conversion election. If you seek reimbursement of any business expenses, you agree to submit your final expense reimbursement statement by no later than the Separation Date, along with receipts or other supporting documentation. The Company will reimburse valid business expenses in accordance with its standard expense reimbursement policies.

Transition Services: Following the Separation Date, the Company may elect to engage you as a temporary employee to perform up to ten (10) days of transition services (“Transition Services”) at the written request of the Company’s Co-Chief Executive Officer overseeing the Company’s finance organization, which is Carlos Alberini. You agree to submit a written invoice at the end of each calendar week in which you perform Transition Services, itemizing the hours worked during that week. The Company will compensate you at the same rate of pay as you currently receive, which for these purposes would be approximately $205 per hour, less applicable withholdings, for Transition Services. You acknowledge that, as a temporary employee, you will not be eligible for any benefits provided to the Company’s regular employees, including without limitation any bonus or incentive compensation, retirement plan participation, or vacation or other paid leave benefits. Time worked will be evidenced by communications from you to Human Resources via email, with a copy to Carlos.

Transition Bonus: In consideration of the general release of claims and other agreements contained in this Agreement, the Company will pay you a bonus in the amount of One Hundred and Fifty Thousand Dollars ($150,000), less applicable withholdings (the “Transition Bonus”) provided that you provide services to the Company through the Separation Date. The Transition Bonus would be paid on the Company’s first regular payroll date following the Separation Date.

TROP Units: Upon your execution of this Agreement, you acknowledge and agree that you currently hold no vested incentive units granted to you under the Home Holdings, LLC 2008 Team Resto Ownership Plan (as amended from time to time) (the “Plan”) and all currently unvested time-based and performance based incentive units under the Plan are hereby cancelled, and you shall have no further rights or interests in such incentive units.

Release of Claims: In exchange for the Transition Bonus and other benefits provided herein, you completely release the Company, its affiliated, related, parent or subsidiary entities, and its and their present and former directors, officers, and employees (the “Released Parties”) from any and all claims you may now have or have ever had against any of them, whether known or unknown1, including, but not limited to, any claims arising under Title VII of the Civil Rights Act of 1964, the California Fair Employment and Housing Act, the Age Discrimination in Employment Act, or any other claims for violation of any federal, state, or municipal laws, and any and all claims for attorneys’ fees and costs. The parties intend for this release to be enforced to the fullest extent permitted by law. You understand that you are not waiving any right or claim that cannot be waived as a matter of law, such as workers’ compensation or unemployment insurance benefits.

Confidential Information: You acknowledge and agree:

(a) That you have not revealed, and subsequent to the execution of this Agreement you will not at any time reveal, either directly or indirectly, to any person, company, business, firm or corporation, nor use for your own purposes, any trade secret, proprietary information or any confidential information about the Company, its service, its customers, or its methods of doing business;

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You further agree that because this release specifically covers known and unknown claims, you waive your rights under Section 1542 of the California Civil Code or under any other comparable law. Section 1542 of the California Civil Code states as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

(b) In the event that you breach your covenants under this this Agreement, the Company’s obligation to pay or provide any then unpaid portion of the Transition Bonus immediately shall cease.

(c) For the purposes of this paragraph, it is understood that the term “the Company” includes all operations and profit centers of the Company and/or its respective parents, subsidiaries and affiliates, including without limitation Home Holdings, LLC and Restoration Hardware Holdings, Inc.

Nothing in this Agreement supersedes or in any way abrogates the Proprietary Information and Inventions Agreement that you signed as a condition of your employment with the Company.

Post-Employment Cooperation: Following your departure, you agree to make yourself reasonably available to the Company to answer questions and provide other assistance related to the transition of your management responsibilities. You also agree to cooperate with the Company in its investigation or defense of any legal proceeding, investigation, or action. Should this requirement involve any significant amount of your time such as attending a deposition or participating in meetings, you will be entitled to compensation for your time which shall be paid to you based upon the Transition Services hourly rate specified above.

Miscellaneous: This Agreement contains all of our agreements and understandings and fully supersedes any prior agreements or understandings that we may have had regarding your employment with the Company or its termination, with the exception of the Proprietary Information and Inventions Agreement that you signed as a condition of employment. This Agreement is governed by California law and may be amended only in a written document signed by both parties. If any term in this Agreement is unenforceable, the remainder of this Agreement will remain enforceable. This Agreement does not modify the at-will nature of your employment with the Company. Except for the separation terms proposed in this Agreement, you will not be entitled to any compensation, benefits or other perquisites of employment after today.

Consideration and Revocation Periods: Please note that you have 21 days to consider this Agreement (but may sign it at any time before hand if you so desire) and that you can consult an attorney in doing so. In addition, you can revoke this Agreement within 7 days of signing it by sending me a certified letter to that effect. This Agreement shall not become effective or enforceable until the 7-day revocation period has expired.

If you have any questions, please feel free to call me. We appreciate your continued assistance during this transition.

Very truly yours,

/s/ Carlos Alberini

Carlos Alberini

ACCEPTED AND AGREED:

Dated:	December 21, 2011	/s/ Jim Stewart
Jim Stewart

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